UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 8, 2005

Nabi Biopharmaceuticals

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-04829	59-1212264
(Commission File Number)	(IRS Employer Identification No.)

5800 Park of Commerce Boulevard N.W., Boca Raton, FL	02324
(Address of Principal Executive Offices)	(Zip Code)

(561) 989-5800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On February 8, 2005, the Board of Directors of Nabi Biopharmaceuticals (the “Company”) approved the Company’s compensation policy for non-employee directors. Under the compensation policy, each non-employee director receives an annual retainer of $20,000 plus a fee of $1,000 for each Board and committee meeting attended by the director (whether the meeting is in person or by conference telephone). Currently, each chairperson of a standing Board committee receives an annual retainer of $3,000. Effective May 2005, each member of a standing Board committee will receive an annual retainer of $2,500, and each chairperson of a standing Board committee will receive an annual retainer of $5,000, except that the chairman of the Audit Committee will receive an annual retainer of $7,500. Fees are paid for attendance at committee meetings even if they are held on the same day as Board meetings. Directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

Under the Company’s 2004 Stock Plan for Non-Employee Directors, each non-employee director may elect to be paid his or her annual retainer, in whole or in part, in shares of Common Stock in lieu of cash, and each non-employee director is entitled to receive an option to purchase shares of Common Stock upon his or her initial election to the Board and each reelection to the Board at any meeting of stockholders. The number of shares underlying such options is determined by the Board of Directors at the time in its sole discretion. The options have an exercise price equal to the fair market value of the Common Stock on the date of grant. The options become fully exercisable six months after the date of grant, and the options expire ten years after the date of grant. To the extent that options granted under the plan are exercisable on the date that the director’s service on the Board terminates, the options will remain exercisable for 12 months after such termination, but in no event later than the original option expiration date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABI BIOPHARMACEUTICALS

Date: February 14, 2005	By:	/s/ Mark L. Smith
	Name:	Mark L. Smith
	Title:	Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer, and Treasurer